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                                                                     EXHIBIT 3.8

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                           RIO VISTA OPERATING GP LLC

         This Limited Liability Company Agreement (this "Agreement") of Rio Vista Operating GP LLC, is entered into by Rio Vista Energy Partners L.P., a Delaware limited partnership (the "Partnership"), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.) (the "Act"), for the regulation and management of the Company.

         1. Name. The name of the limited liability company is Rio Vista Operating GP LLC (the "Company").

         2. Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be formed under the Act and which is not forbidden by the law of the jurisdiction in which the Company engages in that business.

         3. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Delaware shall be as specified in the Certificate of Formation (the "Certificate of Formation") filed with the Secretary of State of the State of Delaware.

         4. Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at such place as the Member may designate, which need not be in the State of Delaware. The Company may have such other offices as the Member may designate.

         5.       Member.

                  (a) The term "Member" as used in this Agreement means the Partnership, in its capacity as a member (as defined in the Act) of the Company, and any person hereafter admitted to the Company as a member, but such term does not include any person who has ceased to be a member of the Company. The name and the mailing address of the initial Member is as follows:

                  Rio Vista Energy Partners L.P.
                  820 Gessner Road, Suite 1285
                  Houston, Texas 77024

                  (b) The Member shall not cease to be a member of the Company upon the occurrence of any event described in Section 18-304 of the Act.

         6. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2, including any and all powers set forth in the Act.

         7. Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the Office of the Secretary of the State of Delaware and shall be perpetual, unless it is dissolved sooner as a result of: (a) the written election of the Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (c) the occurrence of an event that causes there to be no members of the Company, unless the Company is continued in accordance with the Act. No other event shall cause a dissolution of the Company.

         8. Capital Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. The Member shall make capital contributions to the Company at such times and in such amounts as determined by the Member in its sole discretion. All capital contributions made by the Member to the Company shall be credited to the Member's account.

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         9.       Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

         10. Management. The management of the Company is fully reserved to the Member, and the Company shall not have "managers," as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

         11.      Powers of Execution.

                  (a) Checks and Notes. All checks and other demands for money and notes and any other instrument for the payment of money shall be signed on behalf of the Company by the Member or by such other person or persons as the Member may from time to time designate. The signature of the Member or any such other person may be a facsimile if so authorized by the Member.

                  (b) Contracts and Deeds. All contracts, deeds and instruments shall be signed on behalf of the Company by the Member or by such other person or persons as the Member may from time to time designate.

                  (c) Interests in Other Entities. All shares of stock, partnership interests, limited liability company interests or other interests owned by the Company in other entities shall be voted or represented, as the case may be, on behalf of the Company by the Member or such other person or persons as shall be designated by the Member.

         12. Mergers and Exchanges. Subject to the requirements of the Act, the Company may be a party to a merger, consolidation, share or interest exchange or other transaction authorized by the Act.

         13. Amendments to this Agreement. The power to alter, amend, restate, or repeal this Agreement or to adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Member.

         14. Authorized Person. The execution by Ian T. Bothwell, as an "authorized person" within the meaning of the Act, of the Certificate of Formation and the filing of the Certificate of Formation with the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, Ian T. Bothwell's powers as an "authorized person" ceased, and the Member and any person designated by the Member shall be an "authorized person" of the Company within the meaning of the Act.

         15. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

         IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first written above.

                                           RIO VISTA ENERGY PARTNERS L.P.,
                                           as Sole Member

                                           By: RIO VISTA GP LLC
                                               its General Partner

                                               By: _____________________________
                                                   Richard Shore, Jr., President